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                                                                    EXHIBIT 3.4


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        AMERICAN COIN MERCHANDISING, INC.

                               ------------------

                     Pursuant to Sections 242 and 245 of the
                        Delaware General Corporation Law

                               -------------------

         The name of the corporation is American Coin Merchandising, Inc. (the ("CORPORATION"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 12, 1995. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and it amends and restates the Certificate of Incorporation of the Corporation as follows:


                                ARTICLE 1 -- NAME

         The name of the Corporation is: American Coin Merchandising, Inc.


                          ARTICLE 2 -- REGISTERED AGENT

         The address of the Corporation's registered office in the State of Delaware is: 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is: The Corporation Trust Company.


                              ARTICLE 3 -- PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                      ARTICLE 4 -- AUTHORIZED CAPITAL STOCK

         The Corporation shall have the authority to issue an aggregate maximum of 1,000 shares of common stock, $0.01 par value per share.


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                             ARTICLE 5 -- DIRECTORS

         Section 1. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Corporation's bylaws. Election of directors need not be by written ballot unless the bylaws so provide. The Corporation's board of directors is authorized to adopt, amend or repeal the Corporation's bylaws.

         Section 2. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         Section 3. The Corporation shall to the fullest extent permitted by Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under such Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Notwithstanding the foregoing, the indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.


         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate Incorporation on February 11, 2002.

                                        AMERICAN COIN MERCHANDISING, INC.


                                        By: /s/ Randall J. Fagundo
                                            -----------------------------
                                            Name: Randall J. Fagundo
                                            Title: President and CEO